                                                                               .
                                                                               .
                                                                               .
EXHIBIT 10.19 STOCK PURCHASE AGREEMENT BY AND AMONG SECOND BANCORP INCORPORATED,
              WILLIAM R. HERZOG AND GEORGE E. STOUFFER, JR.


                           DATED AS OF AUGUST 16, 2002


1.           DEFINITIONS.........................................................   1
2.           SALE AND TRANSFER OF SHARES; CLOSING................................   6
    2.1        Shares............................................................   6
    2.2        Purchase Price....................................................   6
    2.3        Closing...........................................................   7
    2.4        Closing Obligations...............................................   7
    2.5        Purchase Price Adjustment Procedure and Amount....................   8
3.           REPRESENTATIONS AND WARRANTIES OF SELLERS...........................   8
    3.1        Organization and Good Standing....................................   8
    3.2        Authority; No Conflict............................................   9
    3.3        Capitalization....................................................  10
    3.4        Financial Statements..............................................  10
    3.5        Books and Records.................................................  10
    3.6        Title to Properties; Encumbrances.................................  10
    3.7        Condition and Sufficiency of Assets...............................  11
    3.8        Accounts Receivable...............................................  11
    3.9        Company Appointments and Licensing................................  11
   3.10        No Undisclosed Liabilities........................................  11
   3.11        Taxes.............................................................  12
   3.12        No Material Adverse Change........................................  12
   3.13        Employee Benefits.................................................  12
   3.14        Compliance with Legal Requirements, Governmental Authorizations...  13
   3.15        Legal Proceedings, Orders.........................................  14
   3.16        Absence of Certain Changes and Events.............................  15
   3.17        Contracts; No Defaults............................................  16
   3.18        Insurance.........................................................  18
   3.19        Absence of Environmental Liabilities..............................  19
   3.20        Employees.........................................................  19
   3.21        Labor Relations; Compliance.......................................  20
   3.22        Intellectual Property.............................................  20
   3.23        Certain Payments..................................................  20
   3.24        Disclosure........................................................  20
   3.25        Relationships with Related Persons................................  21
   3.26        Investment Matters................................................  21
   3.27        Brokers or Finders................................................  22
   3.28        Bank Accounts.....................................................  22
4.           REPRESENTATIONS AND WARRANTIES OF BUYER.............................  22
    4.1        Organization and Good Standing....................................  22
    4.2        Authority; No Conflict............................................  22
    4.3        Investment Intent.................................................  23
    4.4        Certain Proceedings...............................................  23
    4.5        Brokers or Finders................................................  23
    4.6        Status of Buyer Stock.............................................  23
    4.7        SEC Compliance....................................................  23
    4.8        Buyer Intentions..................................................  23
5.           COVENANTS OF SELLERS PRIOR TO CLOSING DATE..........................  24
    5.1        Access and Investigation..........................................  24
    5.2        Operation of the Business of the Company..........................  24
    5.3        Negative Covenant.................................................  24
    5.4        Required Approvals................................................  24
    5.5        Notification......................................................  24
    5.6        Payment of Indebtedness by Related Persons........................  25
    5.7        No Negotiation....................................................  25

    5.8        Redemption of Shares..............................................  25
    5.9        Liabilities and Expenses..........................................  25
    5.10       Best Efforts......................................................  25
6.           COVENANTS OF BUYER PRIOR TO CLOSING DATE............................  25
    6.1        Approvals of Governmental Bodies..................................  25
    6.2        Best Efforts......................................................  25
    6.3        Stock Plan........................................................  25
7.           CONDITIONS PRESENT TO BUYER'S OBLIGATION TO CLOSE...................  25
    7.1        Accuracy of Representations.......................................  25
    7.2        Sellers' Performance..............................................  26
    7.3        Consents..........................................................  26
    7.4        Additional Documents..............................................  26
    7.5        No Proceedings....................................................  26
    7.6        No Claim Regarding Stock Ownership or Sale of Proceeds............  26
    7.7        No Prohibition....................................................  26
    7.8        No Material Adverse Change........................................  27
    7.9        Completion of Redemption..........................................  27
    7.10       Resolution of Proceedings.........................................  27
8.           CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE................  27
    8.1        Accuracy of Representations.......................................  27
    8.2        Buyer's Performance...............................................  27
    8.3        Consents..........................................................  27
    8.4        Additional Documents..............................................  27
    8.5        No Injunction.....................................................  27
9.           TERMINATION.........................................................  28
    9.1        Termination Events................................................  28
    9.2        Effect of Termination.............................................  28
10.          INDEMNIFICATION; REMEDIES...........................................  28
   10.1        Survival; Right of Indemnification Not Affected By Knowledge......  28
   10.2        Indemnification and Payment of Damages By Seller..................  28
   10.3        Indemnification and Payment of Damages By Buyer...................  29
   10.4        Time Limitations..................................................  29
   10.5        Procedure for Indemnification-Third Party Claims..................  30
   10.6        Procedure for Indemnification-Other Claims........................  31
   10.7        Limits on Indemnification.........................................  38
   10.8        Other Limitations on Indemnification..............................  38
11.          GENERAL PROVISIONS..................................................  31
   11.1        Expenses..........................................................  31
   11.2        Public Announcements..............................................  31
   11.3        Confidentiality...................................................  32
   11.4        Notices...........................................................  32
   11.5        Further Assurances................................................  33
   11.6        Waiver............................................................  33
   11.7        Nonsolicitation Covenant..........................................  33
   11.8        Entire Agreement and Modification.................................  33
   11.9        Disclosure Schedule...............................................  33
   11.10       Assignments, Successors and No Third-Party Rights.................  34
   11.11       Severability......................................................  34
   11.12       Section Headings, Construction....................................  34
   11.13       Time of Essence...................................................  34
   11.14       Governing Law.....................................................  34
   11.15       Jurisdiction, Waiver of Jury Trial................................  34
   11.16       Counterparts......................................................  35

         This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of August 16, 2002 (the "Effective Date"), by and among SECOND BANCORP INCORPORATED, an Ohio corporation ("Buyer"), WILLIAM R. HERZOG, an individual ("Herzog") and GEORGE E. STOUFFER, JR., an individual ("Stouffer" and, together with Herzog, collectively referred to as "Sellers").

                                    RECITALS

         WHEREAS, Sellers are the owners of all of the issued and outstanding shares (the "SH Insurance Shares") of the capital stock of Stouffer-Herzog Insurance Agency, Inc., an Ohio corporation ("SH Insurance"), and all of the issued and outstanding shares (the "SH Financial Shares and, together with the SH Insurance Shares, collectively referred to as the "Shares") of the capital stock of Stouffer-Herzog Financial Services Agency, Inc., an Ohio corporation ("SH Financial" and, together with SH Insurance, collectively referred to as the "Company" or the "Companies"); and

         WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the Shares for the consideration and on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         The following terms when used in this Agreement shall, except where the context otherwise requires, have the following respective meanings:

"ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 3.8.

"APPLICABLE CONTRACT" means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets is or may become bound.

"BALANCE SHEET" shall have the meaning set forth in Section 2.4.

"BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"BREACH" means (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

"BUILDING" shall mean the building located at 4230 Lake Avenue, Ashtabula, Ohio.

"BUYER" shall have the meaning set forth in the first paragraph of this Agreement.

"BUYER STOCK" means no par value, voting common stock of Buyer, valued at its average closing price for the twenty trading days immediately preceding the ten calendar days before the Effective Date of this Agreement.

"CLOSING" shall have the meaning set forth in Section 2.3.

"CLOSING DATE," means the date and time as of which the Closing actually takes place.

"COMPANY" shall have the meaning set forth in the Recitals of this Agreement.

"COMPETING BUSINESS" shall have the meaning set forth in Section 3.25.

"CONSENT," means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

"CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

         (a)      the sale of the Shares by Sellers to Buyer;

         (b)      the execution, delivery and performance of the Employment
                  Agreements;

         (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

         (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

"CONTRACT" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"DAMAGES" shall have the meaning set forth in Section 10.2.

"DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

"EFFECTIVE DATE" shall have the meaning set forth in the Recitals of this Agreement.

"EMPLOYMENT AGREEMENTS" shall have the meaning set forth in Section 2.4(a)(iii).

"ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"EXCHANGE ACT" means the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"FACILITIES" means any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned, occupied or operated by the Company.

"GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared and which shall be, unless otherwise specified herein, the accounting standards of Buyer.

"GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY" means any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b)      federal, state, local, municipal, foreign or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d)      multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"HOLDBACK PORTION" shall have the meaning set forth in Section 2.2.

"HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"INDEMNIFIED PERSONS" shall have the meaning set forth in Section 10.2.

"INSURANCE RELATIONSHIPS" shall have the meaning set forth in Section 3.9(a).

"INTELLECTUAL PROPERTY" means all patents, copyrights (published or unpublished), registered trademarks, service marks, applications for any of the foregoing, trade names, logos, know-how, trade secrets, confidential information, customer identities and lists, revenues from customers' accounts, customer risk requirements and characteristics, key contact personnel, financial data and performance, payroll, policy expiration dates, policy terms, conditions and rates, information about prospective customers, information about methods of soliciting business and marketing programs, information about specialized insurance markets, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by the Company as licensee or licensor.

"IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"KNOWLEDGE" means actual awareness of such fact or other matter or reasonably should have been after reasonable investigation and inquiry into the matter in question. Knowledge of a corporation shall include Knowledge of any director, officer or managerial employee of Company, but not of any other person.

"LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

"LICENSES" shall have the meaning set forth in Section 3.9(b).

"MARSH" means Marsh, Berry & Company, Inc.

"NET WORTH ADJUSTMENT" shall have the meaning set forth in Section 2.5(b).

"OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS" with respect to action taken by a Person means:

         (a) such action consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action that is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

         (c) such action that is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"ORGANIZATIONAL DOCUMENTS" means:

         (a) the articles or certificate of incorporation and the bylaws of a corporation;

         (b) the partnership agreement and any statement of partnership of a general partnership;

         (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;

         (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

         (e)      any amendment to any of the foregoing.

"PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"PLAN" shall have the meaning set forth in Section 3.13.

"PROCEEDING," means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Person, Governmental Body or arbitrator.

"PROPRIETARY RIGHTS AGREEMENT" shall have the meaning set forth in Section 3.20(b).

"PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

"REDEMPTION" shall have the meaning set forth in Section 5.8.

"RELATED PERSON" with respect to a particular individual means:

         (a)      each other member of such individual's family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's family;

         (c) any Person in which such individual or members of such individual's family hold (individually or in the aggregate) a material interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

         (b)      any Person that holds a Material Interest in such specified
                  Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d)      any Person in which such specified Person holds a Material
                  Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "FAMILY" of an individual includes (i) the individual, (ii) the individual's spouse (and former spouses), (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"REPRESENTATIVE" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

"SEC DOCUMENTS" shall have the meaning set forth in Section 4.7.

"SECURITIES ACT" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"SELLERS" shall have the meaning set forth in the first paragraph of this Agreement.

"SHARES" shall have the meaning set forth in the Recitals of this Agreement.

"SUBSIDIARY" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"TANGIBLE NET WORTH" means total assets excluding total intangible assets minus total liabilities, determined in accordance with GAAP and in a manner consistent with the Balance Sheet.

"TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

"THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Shares to Buyer free and clear of all Encumbrances, and Buyer shall purchase the Shares from Sellers.

         2.2      Purchase Price.

         (a) The purchase price (the "PURCHASE PRICE") for the Shares will be __________ shares of Buyer Stock representing a value of $1,931,157.59, payable as follows: (i) _____________ shares of
                  Buyer Stock at Closing; (ii) ____________ shares of Buyer Stock on the first anniversary of the Closing; (iii) ____________ shares of Buyer Stock on the second anniversary of the Closing; and (iv) _____________ shares of Buyer Stock on the third anniversary of the Closing (the amounts referred in paragraphs (ii), (iii) and (iv) above are collectively referred to as the "HOLDBACK PORTION"). Sellers shall be entitled to receive dividends, participate in recapitalizations, vote and realize appreciation on the Holdback Portion. In the event either Seller voluntarily resigns or retires from the Company prior to the third anniversary date of this Agreement, such Seller shall immediately forfeit his proportionate share of the undistributed amount of the Holdback Portion, without proration for any partial year. In the event of death, disability or termination by the Company for any reason other than "Cause" (as defined in the Employment Agreements) prior to the third anniversary date of this Agreement, such Seller shall remain entitled to receive all of his undistributed portion of the Holdback Portion. Notwithstanding anything herein to the contrary, payments of the Holdback Portion shall be subject to Section 7.10 of the Agreement.

         (b)      The shares of Buyer Stock to be issued to Sellers pursuant to
                  Section 2 shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and any certificate representing any such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

    "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE FEDERAL
     SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS. SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE ISSUER, AN EXEMPTION FROM SUCH REGISTRATION IS THEN AVAILABLE."

         (c) Notwithstanding any other provision of this Agreement, each Seller who would otherwise have been entitled to receive a fraction of a share of Buyer Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Stock. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any such fractional shares.

         2.3 Closing. The purchase and sale (the "CLOSING") provided for in this Agreement will take place at the offices of Buyer's counsel at 2100 Bank One Center, 600 Superior Avenue E., Cleveland, Ohio, at 10:00 a.m. (local time) on August 30, 2002 or such other time and location as the parties may designate. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4      Closing Obligations.  At the Closing:

         (a)      Sellers shall deliver to Buyer:

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

                  (ii) each of the Consents identified in Schedule 3.2 of the Disclosure Schedule;

                  (iii) employment agreements in the form of Exhibit 2.4(a)(iii), executed by Sellers and each of the persons set forth on Schedule 2.4 of the Disclosure Schedule (collectively, "EMPLOYMENT AGREEMENTS");

                  (iv) a certificate executed by Sellers, dated the Closing Date, certifying as to matters set forth in Sections 7.1, 7.2 and 7.8 (giving full effect to any supplements to the Disclosure Schedule that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5);

                  (v) the articles of incorporation and bylaws of each of the Companies, certified by the Secretary or Assistant Secretary of each of the Companies (dated as of the Closing Date);

                  (vi) a Certificate of Good Standing for each of the Companies from the State of Ohio (dated as of a recent date); and

                  (vii)    each of the documents identified in Section 7.4.

         (b)      Buyer shall deliver to Sellers:

                  (i) certificates representing the Buyer Stock, delivered in a whole number of shares as follows:

                                    Herzog                    ___________ shares
                                    Stouffer                  ___________ shares

                  (ii)     the Employment Agreements, executed by the Company;

                  (iii) a certificate executed by Buyer, dated the Closing Date, certifying as to matters set forth in Sections
                           8.1 and 8.2; and

                  (iv)     each of the documents identified in Section 8.4.

         2.5      Purchase Price Adjustment Procedure and Amount.

         (a) Prior to the Effective Date, Sellers shall have delivered an unaudited balance sheet of each of the Companies dated as of July 31, 2002 (including the notes thereto, collectively the "BALANCE SHEET"), the form of which shall be subject to Buyer's prior review and approval, showing the Companies' aggregate Tangible Net Worth to be at least $108,100.00. The Balance Sheet will be used in computing the Net Worth Adjustment.

         (b) The Purchase Price shall be adjusted by the Net Worth Adjustment. The Net Worth Adjustment (which may be a positive or negative number) will be equal to (i) the Company's Tangible Net Worth, minus (ii) $108,100.00. The Net Worth Adjustment shall reflect any and all costs paid by the Company in connection with the consummation of the Contemplated Transactions (including, without limitation, any and all legal, accounting and other fees, all plan termination costs, all broker costs, and all other costs of any nature incurred to allow Sellers to consummate these transactions).



         (c) Following the final determination of any Net Worth Adjustment and on the Closing Date (i) Buyer shall issue additional shares of Buyer Stock equivalent to the value of the Net Worth Adjustment if the Net Worth Adjustment is a positive number; or (ii) withhold shares of Buyer Stock equivalent to the value of the Net Worth Adjustment if the Net Worth Adjustment is a negative number.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant, jointly and severally, to Buyer as follows:

         3.1      Organization and Good Standing.

         (a) Each of the Companies is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each of the Companies is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company as currently in effect.

         3.2      Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements, the Employment Agreements will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Employment Agreements and to perform their obligations under this Agreement and the Employment Agreements.

         (b) Except as set forth in Schedule 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;


                  (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

         (c) Except as set forth in Schedule 3.2 of the Disclosure Schedule, no Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 Capitalization. The authorized equity securities of SH Insurance consist of Two Hundred Fifty (250) shares of common stock, no par value, of which One Hundred (100) shares are issued and outstanding and constitute the SH Insurance Shares. After giving effect to the transactions contemplated in
Section 5.8, the number of issued and outstanding shares of SH Insurance shall equal Ninety (90) shares. The authorized equity securities of SH Financial consist of Seven Hundred Fifty (750) shares of common stock, no par value, of which Fifty (50) shares are issued and outstanding and constitute the SH Financial Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Other than a legend with respect to restrictions on transfer under the Securities Act, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Shares, there are no issued or outstanding equity or other securities of the Company. There are no Contracts relating to the issuance, sale or transfer of any equity securities, warrants, options or other rights or securities of the Company. None of the Shares or any other securities of the Company were issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, nor do they have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4 Financial Statements. Sellers have delivered to Buyer unaudited balance sheets of the Companies as of December 31 in each of the years 1999, 2000 and 2001, and for July 31, 2002, and the related unaudited and consolidated statements of income, changes in stockholders' equity, and cash flows for each of the calendar years then ended, together with the reports thereon. Such financial statements are complete and correct and fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flows of the Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. With respect to each Company, no financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

         3.5 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and accurate and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, as amended (regardless of whether or not the Company are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

         3.6 Title to Properties; Encumbrances. Schedule 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 of the Disclosure Schedule). All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

         3.7 Condition and Sufficiency of Assets. To the best of Sellers' knowledge, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.9      Company Appointments And Licensing

         (a) Schedule 3.9(a) of the Disclosure Schedule sets forth all insurance companies for which the Company within the past three years has acted as agent or broker, whether such relationship is active or inactive, and whether the Company acts as agent or broker (the "INSURANCE RELATIONSHIPS"). No Insurance Relationship through which the Company placed over Fifty Thousand Dollars ($50,000.00) of premium dollars in the most recent calendar year has been terminated or has been Threatened to be terminated.

         (b) Schedule 3.9(b) of the Disclosure Schedule sets forth all resident and nonresident licenses to act as insurance agents, brokers, risk managers or consultants held by the Company and its employees, listed by jurisdiction (the "LICENSES"). The Licenses are current and no License of material importance to the operation of the Company has been Threatened to be terminated.

         3.10 No Undisclosed Liabilities. Except as set forth in Schedule 3.10 of the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the Balance Sheet date.

         3.11     Taxes.

         (a) The Company has filed or caused to be filed (on a timely basis since December 31, 1998) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of all such Tax Returns relating to income or franchise taxes filed since December 31, 1998. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in Schedule 3.11 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

         (b) The charges, accruals and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Schedule 3.11 of the Disclosure Schedule. Except as set forth in Schedule 3.11 of the Disclosure Schedule, there is no pending or Threatened audit of the Tax Returns. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (c) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

         3.12 No Material Adverse Change. Since December 31, 2001, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.13 Employee Benefits. Schedule 3.13 of the Disclosure Schedule lists each employee benefit plan subject to ERISA, maintained by the Company or to which the Company contributes.

         (a) ERISA Compliance. Each such employee benefit plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

         (b) Reporting Compliance. All required reports and descriptions have been filed or distributed appropriately with respect to each such employee benefit plan.

         (c) Payment Compliance. All contributions (including all employer contributions and employee salary reduction contributions), which are due, have been paid to each such employee benefit plan, which is an employee pension benefit plan (within the meaning of Section 3 of ERISA). Each such plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received a favorable determination letter from the Internal Revenue Service.

         (d) Plan Documentation. Sellers have furnished to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such employee benefit plan.

         (e) No Prohibited Transactions. Neither any such employee benefit plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction which might subject any of such plans, any such trust, or any trustee or administrator thereof, or any party dealing with such plans or any such trust, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, or to a penalty imposed by Title I, Schedule 5 of ERISA.

         (f) No Multi-Employer Plans. The Company has never contributed, nor has it ever been required to contribute to any multi-employer Plan, nor does the Company have any material liability under any multi-employer Plan.

         3.14     Compliance with Legal Requirements, Governmental
Authorizations.

         (a)      Except as set forth in Schedule 3.14 of the Disclosure
                  Schedule:

                  (i) the Company is, and at all times since December 31, 1998 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

                  (iii) the Company has not received, at any time since December 31, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iv) neither of the Sellers, nor any insurance agent employed by the Company, have, at any time in the past five (5) years, had any license denied, suspended or revoked or had imposed upon him any fine, penalty or other disciplinary action.

         (b) Each Company holds all Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

                  (i) the Company is, and at all times since December 31, 1998 has been, in full compliance with all of the terms and requirements of each Governmental Authorization;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental

                           Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization;

                  (iii) the Company has not received, at any time since December 31, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         3.15     Legal Proceedings, Orders.

         (a) Except as set forth in Schedule 3.15 of the Disclosure Schedule, there is no pending Proceeding:

                  (v) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                  (vi) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.15 of the Disclosure Schedule. The Proceedings listed in Schedule 3.15 of the Disclosure Schedule will not have a material adverse effect on the business, operations, assets, condition or prospects of the Company.

         (b)      Except as set forth in Schedule 3.15 of the Disclosure
                  Schedule:

                  (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                  (ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                  (iii) to the Knowledge of Sellers and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c)      Except as set forth in Schedule 3.15 of the Disclosure
                  Schedule:

                  (i) the Company is, and at all times since December 31, 1998 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and


                  (iii) the Company has not received, at any time since December 31, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         3.16 Absence of Certain Changes and Events. Except as set forth in
Schedule 3.16 of the Disclosure Schedule, since the date of the Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any equity or debt security; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b)      amendment to the Organizational Documents of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

         (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative agency, joint venture, credit, settlement, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $20,000;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, dividend, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $20,000;

         (i)      material change in the accounting methods used by the Company;

         (j) merger or consolidation with, or any capital investment in, any loan to, any advance to, or acquisition of the securities or assets of, any other Person;

         (k) cancellation, compromise, waiver or release of any right or claim (or series of related rights or claims) involving more than $20,000 and outside the Ordinary Course of Business, consistent with past practice;



         (l) settlement or agreement to settle any Proceeding relating to the assets or business of the Company, except with respect to claims having a value of less than $20,000 individually or in the aggregate; or

         (m) agreement, whether oral or written, by the Company to do any of the foregoing.

         3.17     Contracts; No Defaults.

         (a) Sellers have delivered or made available to Buyer true and complete copies of any and all material Contracts. Except as set forth in Schedule 3.17(a), the Company is not a party to:

                  (i) any Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000 and outside the Ordinary Course of Business;

                  (ii) any Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000 and outside the Ordinary Course of Business;

                  (iii) any Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000;

                  (iv) any licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (v) any collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (vi) any joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (vii) any Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (viii) any Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods outside the Ordinary Course of Business;

                  (ix) any power of attorney that is currently effective and outstanding;

                  (x) any Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (xi) any Applicable Contract for capital expenditures in excess of $10,000; and

                  (xii) any written warranty, guaranty and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business.

Schedule 3.17(a) of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of the Company under the Contracts.

         (b)      Except as set forth in Schedule 3.17(b) of the Disclosure
                  Schedule:


                  (i) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                  (ii) to the Knowledge of Sellers and the Company, no officer, director, agent, employee, consultant or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Each and every material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

         (d)      Except as set forth in Schedule 3.17(d) of the Disclosure
                  Schedule:

                  (i) the Company is, and at all times since December 31, 1998 has been, in compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                  (ii) to Sellers' and the Company's Knowledge, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since December 31, 1998 has been, in compliance with all applicable terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) the Company has not given to or received from any other Person, at any time since December 31, 1998, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any material current or completed Contracts with any Person and, to the Knowledge of Sellers and the Company, no such Person has made written demand for such renegotiation.

         (f) The Contracts relating to the sale, design or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18     Insurance.

         (a) Schedule 3.18 (a) of the Disclosure Schedule provides detailed summaries of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement

         (b)      Sellers have delivered to Buyer:

                  (i) true and complete copies of all policies of insurance summarized in Schedule 3.18(a) of the Disclosure Schedule;

                  (ii) true and complete copies of all pending applications for policies of insurance; and


                  (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (c)      Schedule 3.18(c) of the Disclosure Schedule describes:

                  (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

         (d) Schedule 3.18(d) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three preceding policy years:

                  (i)      a summary of the loss experience under each policy;
                           and

                  (ii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (e)      Except as set forth on Schedule 3.18(e) of the Disclosure
                  Schedule:

                  (i) All policies to which the Company is a party that provide coverage to either Seller, the Company, or any director, officer or employee of the Company:

                           (A)      are valid, outstanding, and enforceable;

                           (B) are issued by an insurer that is financially sound and reputable;

                           (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company for all risks to which the Company is normally exposed;

                           (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;

                           (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

                           (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the Schedule of the Company.


                  (ii) Neither Sellers nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                  (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

         3.19 Absence of Environmental Liabilities. To the best of Sellers' knowledge, the Company is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental hazardous materials or waste or toxic materials on, under or about any Facility, including soil and waste water conditions, and has not received any notice of any such violation. The Company has not received from any Governmental Body or third party any requests for information, notices of claim, demand letters or other notification relating to any environmental condition.

         3.20     Employees.

         (a) Schedule 3.20 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2001.

         (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any Person, other than the Company ("PROPRIETARY RIGHTS AGREEMENT") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers'

                  Knowledge, no director, officer or other key employee of the Company intends to terminate his employment with the Company.

         (c) Schedule 3.20 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21 Labor Relations; Compliance. The Company is not and, since December 31, 1998, has not been party to any collective bargaining or other labor Contract. The Company complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirement. Except as set forth in Schedule 3.21 of the Disclosure Schedule, there is no pending or Threatened claim any present or former employee relating to employment or the terms and conditions thereof.

         3.22 Intellectual Property. With respect to Intellectual Property, the documentation relating to such Intellectual Property is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Intellectual Property. The Company has good title and an absolute (but not necessarily exclusive) right to use, free and clear of all Encumbrances, the Intellectual Property and will continue to have such rights after consummation of the Contemplated Transactions. All such Intellectual Property is valid and subsisting. The Intellectual Property is not part of the public knowledge or literature, and, to Seller' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. No Intellectual Property is subject to any adverse claim or has been challenged or Threatened in any way.

         3.23 Certain Payments. Since December 31, 1998, neither Sellers, the Company nor any director, officer, agent, or employee of the Company, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.24     Disclosure.

         (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to either Seller that has specific application to either Sellers or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedule.

         3.25 Relationships with Related Persons. Except as set forth in
Schedule 3.25 of the Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. No Seller or any Related Person of Sellers or of the Company owns an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "COMPETING BUSINESS") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in
Schedule 3.25 of the Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

         3.26     Investment Matters.

         (a) Sellers hereby acknowledge that Buyer intends the offer and issuance of the Buyer Stock representing the Purchase Price payable to Sellers to be exempt from registration under the Securities Act and applicable state securities laws by virtue of one or more exemptions from such registration, and that, as a result, such Buyer Stock cannot be sold without registration under the Securities Act and applicable state law or an available exemption, and Sellers understand that only Buyer can register the Buyer Stock, and Buyer is under no obligation and does not otherwise plan or propose to do so.

         (b)      Each Seller hereby represents and warrants that:

                  (i) Such Seller is acquiring the Buyer Stock for his own account, for investment, and not with a view for resale, transfer or further distribution within the meaning of Section 2(11) of the Securities Act;

                  (ii) Such Seller either alone or with his business, tax and/or financial advisor(s) has sufficient knowledge and experience in financial, tax, and business matters to enable such Seller to evaluate the merits and risks of investment in the Buyer Stock, and has the ability to bear the economic risk of acquiring the Buyer Stock; and

                  (iii) Such Seller has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Buyer Stock including, but not limited to, the SEC Documents, and such Seller has had an opportunity to ask questions of, and receive information and answers from, Buyer concerning Buyer and the Buyer Stock, and to assess and evaluate any information supplied to such Seller. All questions concerning Buyer and Buyer Stock have been answered and all such information has been provided to the full satisfaction of Seller.

         (c)      Each Seller hereby acknowledges that:

                  (i) this Agreement and the Contemplated Transactions involve complex tax and legal consequences for such Seller, and such Seller is relying solely on the advice of his own tax and legal advisors to evaluate such consequences;
                  (ii) none of Buyer or its directors, officers, employees or agents has made (or shall be deemed to have made) any representations or warranties concerning the tax or legal consequences of such transaction to such Seller;
                  (iii) the Buyer Stock is not, and will not be, registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom; and
                  (iv) the certificates representing the unregistered Buyer Stock to be delivered at the Closing shall bear substantially the following legend:

                                   "THE SECURITIES EVIDENCED HEREBY HAVE NOT
                                    BEEN REGISTERED UNDER THE FEDERAL SECURITIES
                                    ACT OF 1933, AS AMENDED, OR THE SECURITIES
                                    LAWS OF ANY STATE, IN RELIANCE UPON CERTAIN
                                    EXEMPTIVE PROVISIONS OF SAID ACTS. SAID
                                    SECURITIES CANNOT BE SOLD OR TRANSFERRED
                                    WITHOUT SUCH REGISTRATION UNLESS, IN THE
                                    OPINION OF COUNSEL TO THE ISSUER, AN
                                    EXEMPTION FROM SUCH REGISTRATION IS THEN
                                    AVAILABLE."

         3.27 Brokers or Finders. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.28 Bank Accounts. Schedule 3.28 of the Disclosure Schedule sets forth a complete and accurate list of the names and locations of each Bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

         4.2      Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements (collectively, the "BUYER'S CLOSING DOCUMENTS"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

         (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i)      any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 Investment Intent. Buyer is acquiring the Shares for its own account, for investment, and not with a view to resale, transfer or further distribution within the meaning of Section 2(11) of the Securities Act.

         4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         4.5 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement to any Person other than Marsh and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         4.6 Status of Buyer Stock. The shares of Buyer Stock to be issued to Sellers pursuant to this Agreement will, when so issued, be duly and validly authorized and issued, fully paid and nonassessable.

         4.7 SEC Compliance. Buyer has filed with the SEC and has delivered or made available to each of the Sellers, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2002, under the Securities Act and the Exchange Act (such documents, as amended from time to time, being the "SEC DOCUMENTS"). Each SEC Document, including without limitation any financial statements or schedules included therein, (a) did not, at the time filed (or, in the case of any SEC Document that has been amended prior to the date hereof, at the time of the filing of such amendment), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

         4.8 Buyer Intentions. Buyer has no plan or intention to reacquire any of the Buyer Stock issued in this transaction. Buyer has no plan or intention to liquidate or merge Company, except in the ordinary course of business. Following the transaction, Buyer presently intends to continue the historic business of Company.

5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE

         5.1 Access and Investigation. Between the Effective Date and the Closing Date, Sellers shall, and shall cause the Company and its Representatives to, (a) afford Buyer and its Representatives full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2 Operation of the Business of the Company. Between the Effective Date and the Closing Date, Sellers shall, and shall cause the Company to:

         (a) conduct the business of the Company only in the Ordinary Course of Business;

         (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

         (c) confer with Buyer concerning operational matters of a material nature; and

         (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

         5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers shall not, and shall cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

         5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Sellers shall, and shall cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers shall, and shall cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

         5.5 Notification. Between the Effective Date and the Closing Date, each Seller shall promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change; provided that no information provided pursuant to this Section 5.5 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.6 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers shall cause all indebtedness owed to the Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

         5.7 No Negotiation. Until such time as this Agreement is terminated pursuant to Section 9, Sellers shall not, and shall cause the Company and each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. Sellers shall immediately notify Buyer of any contact from any Person regarding the foregoing.

         5.8 Redemption of Shares. On or before the Closing Date but immediately prior to the Closing, SH Insurance shall redeem (a) 7.26 shares of SH Insurance Shares from Sellers in consideration for the transfer of three (3) life insurance policies of Francis A. Herzog to Sellers, and (b) 2.74 shares of SH Insurance Shares from Sellers in consideration for the transfer of the Company's interest in the Building to Sellers (collectively referred to as the "Redemption").

         5.9 Liabilities and Expenses. Between the Effective Date and the Closing Date, Sellers shall cooperate, upon Buyer's request, to reflect all liabilities in such a manner as not to effect Buyer's earnings after the

         5.10 Best Efforts. Between the Effective Date and the Closing Date, Sellers shall use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer shall, and shall cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer shall, and shall cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and
(ii) cooperate with Sellers in obtaining all consents identified in Schedule 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2 Best Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer shall use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6.3 Stock Plan. Bradley J. Korb shall be eligible to participate in Buyer's 1997 Restricted Stock Plan, as amended, in accordance with the terms and conditions contained therein.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

         7.1 Accuracy of Representations.

         (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

         (b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

         7.2      Sellers' Performance.

         (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document and instrument required to be delivered pursuant to Section 2.4 (a) must have been delivered.

         7.3 Consents. Each of the Consents identified in Schedule 3.2 of the Disclosure Schedule, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

         7.4 Additional Documents. Each of the following documents must have been delivered to Buyer:

         (a) an opinion of Andrews & Pontius, LLC, counsel to Sellers, dated the Closing Date, in the form of Exhibit 7.4(a); and

         (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5 No Proceedings. Since the Effective Date, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.6 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.7 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         7.8 No Material Adverse Change. There shall have been no material adverse change in the business, operations or prospects of the Company since December 31, 2001.

         7.9 Completion of Redemption. The Redemption identified in Section 5.8 shall have been completed.

         7.10 Resolution of Proceedings. The Proceedings identified in Schedule
3.15 of the Disclosure Schedule shall have been resolved and disposed of with any and all costs and expenses associated therewith paid for by Sellers. In the event the Sellers have not completed the aforementioned by the Closing, Buyer shall be entitled to set off against the Holdback Portion any Damages in excess of Twenty Five Thousand Dollars ($25,000) relating to or arising from the Proceedings not covered under Sellers' policy or policies of insurance for any reason whatsoever.

8.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2      Buyer's Performance.

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents and instruments required to be delivered by Buyer pursuant to
                  Section 2.4(b).

         (c)

         8.3 Consents. Each of the Consents identified in Schedule 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

         8.4 Additional Documents. Buyer must have caused to be delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representations or warranties of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this
Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the Effective Date.

9.       TERMINATION

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (c)      by mutual consent of Buyer and Sellers; or

         (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2002 or such later date as the parties may agree upon.

         9.2 Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      INDEMNIFICATION; REMEDIES

         10.1 Survival; Right of Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2 Indemnification and Payment of Damages by Sellers. Sellers shall jointly and severally indemnify, defend and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") for, and shall pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' and accountants' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (b) any Breach by Sellers of any covenant or obligation of Sellers in this Agreement;

         (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

         (d) any claim by any Person for errors or omissions in the performance of professional services rendered by the Company or its Representatives prior to the Effective Date as an insurance broker or agent;

         (e) subject to Section 7.10, Proceedings pending or Threatened prior to the Effective Date, whether disclosed or not;

         (f) any claim in respect of a "company payable" shown on the financial statements of the Company at December 31, 2001, and subsequently written off as liabilities by the Company;

         (g) any subsequent negative adjustment to the Tangible Net Worth of the Company as of the Closing Date after the Net Worth Adjustment has been made; and

         (h) any claim rising out of or resulting from the ownership or use of the Building.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         10.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify, defend and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.4 Time Limitations. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.2, 3.3, 3.6, 3.11, 3.13, and 3.19, unless on or before the fourth anniversary of the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to
Section 3.11 and 3.13 may be made at any time until thirty (30) days after the expiration of the applicable statute of limitations (with extensions). A claim with respect to Section 3.2, 3.3, 3.6, and 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than Sections 4.2 and 4.6, unless on or before the fourth anniversary of the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. A claim with respect to Sections 4.2 and 4.6, or a claim for indemnification over reimbursement not based on any representation or warranty or covenant or obligation to be performed or complied with prior to the Closing Date, may be made at any time.

         10.5     Procedure for Indemnification - Third Party Claims.

         (a)      Promptly after receipt by an indemnified party under Section
                  10.2 or Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
                  (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         10.6 Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         10.7 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

         (a) no amount shall be payable by an indemnifying party pursuant to
Section 10.2 or Section 10.3 unless the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.2 or Section 10.3, as applicable, exceeds Ten Thousand Dollars ($10,000.00); provided, however, that if claims in excess of such threshold are received by an indemnifying party, the indemnifying party shall indemnify for the total amount of such claims; provided, further, that the above minimum threshold shall not apply to claims for Damages arising out of, resulting from or incident to breaches by Sellers of their representations and warranties set forth in Sections 3.2, 3.3, 3.6 or 3.11, or by Buyer of its representations and warranties set forth in Sections
4.2 or 4.6, which breaches shall be indemnified against in their entity; and

         (b) the maximum aggregate amount of Damages for which indemnity may be recovered from Sellers or from Buyer pursuant to this Article 10 shall be an amount equal to the Purchase Price;

         10.8 Other Limitations on Indemnifications. Notwithstanding any other provision of this Agreement to the contrary, no party hereto shall be required to indemnify or hold harmless any other party hereto or otherwise compensate any other party hereto for Damages with respect to mental or emotional distress, exemplary, consequential, special or punitive damages.

11.      GENERAL PROVISIONS

         11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay all finder or investment banker fees payable to Marsh in connection with this Agreement and the Contemplated Transactions. Sellers shall be responsible for any taxes attributable to the sale or transfer of the Shares pursuant to this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         11.3 Confidentiality. Between the Effective Date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

         11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier or e-mail (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

              Sellers:
                                William J. Herzog and George E. Stouffer, Jr. 4250 Lake Avenue
                                P.O. Box 400
                                Ashtabula, Ohio 44005-0400

              With a copy to:

                                Andrews & Pontius, LLC
                                4817 State Road, Suite 100
                                P.O. Box 10
                                Ashtabula, Ohio 44005
                                Facsimile No. (440) 992-6336
                                Attn.: Mark W. Andrews, Esq.
                                E-mail: mandrews@andrewspontius.com

              Buyer:
                                Second Bancorp, Inc.
                                108 Main Avenue, S.W.
                                P.O. Box 1311
                                Warren, Ohio 44482
                                Facsimile No. (330) 841 - 0489
                                Attn.: Christopher Stanitz
                                E-mail:  CStanitz@secondnationalbank.com

                  With a copy to:

                                    McDonald Hopkins Burke & Haber Co., L.P.A.
                                    2100 Bank One Center
                                    600 Superior Avenue
                                    Cleveland, Ohio 44114
                                    Facsimile No. (216) 348-5474
                                    Attn.: Leonard M. Cosentino, Esq.
                                    E-mail: lcosentino@mhbh.com

         11.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.7 Nonsolicitation Covenant. Each of the Sellers, by signature hereto, covenants that he shall not for a period of three (3) years after the Effective Date, directly or indirectly, except on behalf of Buyer, its successors or assigns, solicit or accept risk management, insurance or bond business from any of the customers of the Company as of the moment immediately preceding the Effective Date. Each of the Sellers, by signature hereto, acknowledges: (i) that his covenant is ancillary to this Agreement, is integral hereto and is independent of any other provision herein, (ii) that this covenant is reasonably necessary for the protection of Buyer's legitimate business interests; (iii) that this covenant poses no undue hardship on the Sellers and is reasonably limited as to duration and scope; and (iv) that this covenant is in addition to any covenants which Sellers may make in any employment or other agreements executed or to be executed with Buyer. Further, if any part of this covenant is deemed overbroad or void as against public policy, each of the Sellers, by signature hereto, acknowledges that such invalid portions shall be severable from this covenant and specifically requests that, upon such event, this covenant be reformed ("blue-penciled") to permit Buyer to obtain the maximum permissible benefit from this covenant.

         11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.9 Disclosure Schedule.

         (a) The disclosures in the Disclosure Schedule, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.10 Assignments, Successors and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

         11.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.14 Governing Law. This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

         11.15    Jurisdiction, Waiver of Jury Trial.

         (a) The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the sitting in Trumbull County, Ohio and the federal courts of the United States of America located in the Northern District of Ohio.

         (b) EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH

                  PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (III) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

         11.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                           BUYER:

                           SECOND BANCORP INCORPORATED


                           By:
                               ---------------------------------------

                           Name:
                                 -------------------------------------

                           Title:
                                  ------------------------------------



                           SELLERS:


                           BY:
                               ---------------------------------------
                                    WILLIAM R. HERZOG


                           BY:
                               ---------------------------------------
                                    GEORGE E. STOUFFER, JR.